EXHIBIT 18

February 26, 2016

Leidos Holdings, Inc. and Leidos, Inc.
11951 Freedom Drive,
Reston, Virginia 20190

Dear Sirs/Madams:

We have audited the consolidated financial statements of Leidos Holdings, Inc. and Leidos Inc. (the "Companies") as of January 1, 2016 and January 30, 2015, and for the 11-month period ended January 1, 2016 and for each of the fiscal years ended January 30, 2015 and January 31, 2014, included in this Transition Report on Form 10-K to the Securities and Exchange Commission and have issued our reports thereon dated February 26, 2016, which express an unqualified opinion and include an explanatory paragraph emphasizing that the Companies changed their fiscal year end from the Friday nearest the end of January to the Friday nearest the end of December, effective beginning with the 11-month period ended January 1, 2016. Note 1 to such consolidated financial statements contains a description of the Companies’ adoption during the 11-month period ended January 1, 2016 of a change in the Companies’ annual goodwill impairment testing date from the day following the Friday nearest the end of October to the day following the Friday nearest the end of September. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

McLean, Virginia